EXHIBIT 10.1

Separation and General Release Agreement

This Separation and General Release Agreement (this “Agreement”) is made as of this 16 day of April, 2012 by and among U. S. Silica Company (the “Company”) and R. Dale Lynch (“Executive,” and together with the Company, the “Parties”).

WHEREAS, Executive’s employment with the Company has ended by agreement of the Parties (the “Separation”) effective as of April 5, 2012 (the “Separation Date”);

WHEREAS, the Parties’ rights and obligations with respect to Executive’s equity interests in the Company are set forth in the Non-Qualified Stock Option Agreement dated July 25, 2011 by and between Executive and the Company (the “Option Agreement”); and

WHEREAS, the Parties desire to enter into this Agreement in order to set forth the definitive rights and obligations of the Parties in connection with the Separation.

NOW, THEREFORE, in consideration of the mutual covenants, commitments and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties intending to be legally bound hereby agree as follows:

1. Acknowledgment of Separation. The Parties acknowledge and agree that the Separation is effective as of the Separation Date.

2. Resignation of Office. Effective as of the Separation Date, Executive voluntarily resigns his position as Vice President of Finance of the Company, and from any and all other offices which he holds at the Company or any of the Company’s subsidiaries or affiliates.

3. Executive’s Acknowledgment of Consideration. Executive specifically acknowledges and agrees that certain of the obligations created and payments made to him by the Company under this Agreement are promises and payments to which he is not otherwise entitled under any law or contract.

4. Payments Upon and After the Separation.

(a) Final Pay. On the next regular payroll date following the Separation Date, Executive will receive a lump sum payment of all then-outstanding final compensation, including accrued unused vacation pay, minus applicable federal, state and local tax withholdings, for services performed for the Company through and including the Separation Date.

(b) Continuing Indemnification of Executive. As a former officer of the Company, Executive will remain entitled to all indemnification rights and benefits provided from time to time to other officers and former officers of the Company.

(c) Severance Benefits. Beginning on or about the Separation Date, subject to the conditions set forth in this Section 4(c) and Executive’s execution, delivery and effectuation of this Agreement to the Company and Executive’s continued performance under this Agreement, Executive will be entitled to receive the following severance benefits (the “Severance Benefits”). The payment or provision of such Severance Benefits by the Company will not represent any admission or concession by the Company that such benefits are owed to Executive under any agreement or obligation that might be asserted by or on behalf of Executive:

(i) Severance Pay. Severance pay totaling $57,692.30 (the “Severance Amount”), representing ten weeks of Executive’s base salary at the rate in effect as of the Separation Date (10 × $5,769.23), minus applicable tax and other withholdings. The Severance Amount will be paid in a single lump-sum payment promptly (but in no event later than the second payroll date) following expiration of the Revocation Period (as such term is defined below) provided that A) Executive has not revoked this Agreement; B) the Company has received adequate proof from American Express that there is a zero balance owed on his travel and entertainment card; and C) Executive has otherwise fully cooperated with the Company in all matters related to his separation from the Company.

(ii) Bonus Payment. Company agrees to pay to Executive a Bonus Payment (“Bonus Payment”) on the payroll date next following September 1, 2012, in the amount of $100,000.00, subject to all applicable withholdings, so long as Executive does not revoke and remains in full compliance with all terms and provisions of this Agreement, including, but not limited to, Sections 5 and 8.

(iii) No Other Entitlements. As of the Separation Date, Executive acknowledges that he will no longer be entitled to any other benefits, payments or contributions from the Company other than those specifically provided for in this Agreement. Executive expressly acknowledges that his Nonqualified Stock Option Agreement bearing grant date of July 25, 2011 has been rendered a nullity by virtue of his termination of employment with the Company.

5. Confidential Information; Non-Competition; Non-Solicitation. Executive expressly confirms and reaffirms all terms and provisions of that certain Proprietary Information, Non-Compete & Restrictive Covenant Agreement (“Non-Compete Agreement”) dated August 12, 2011 between Executive and the Company, and said terms and provisions of said Non-Compete Agreement are incorporated herein.

6. General Release and Waiver.

(a) General Release. Executive, for and on behalf of himself and each of his heirs, executors, administrators, personal representatives, successors and assigns, to the maximum extent permitted by law, hereby acknowledges full and complete satisfaction of and ABSOLUTELY AND IRREVOCABLY AND UNCONDITIONALLY FULLY AND FOREVER RELEASES, ACQUITS AND DISCHARGES U. S. Silica Company, U. S. Silica Holdings, Inc., GGC USS Holdings, LLC, and Golden Gate Capital LLC, together with their subsidiaries, parents and affiliates, and each of their past and present direct and indirect stockholders, directors, members, partners, officers, employees, attorneys, agents and representatives, and their heirs, executors, administrators, personal representatives, successors and assigns (collectively, the “Releasees”), from any and all claims, demands, suits, causes of action, liabilities, obligations, judgments, orders, debts, liens, contracts, agreements, covenants and causes of action of every kind and nature, whether known or unknown, suspected or unsuspected, concealed or hidden, vested or contingent, in law or equity, existing by statute, common law, contract or otherwise, which have existed, may exist or do exist, through and including the execution and delivery by Executive of this Agreement (but not including Executive’s or the Company’s performance under this Agreement), including, without limitation, any of the foregoing arising out of or in any way related to or based upon:

(i) Executive’s application for and employment with the Company, his being an officer or employee of the Company, or the Separation;

(ii) any and all claims in tort or contract, and any and all claims alleging breach of an express or implied, or oral or written, contract, policy manual or employee handbook;

(iii) any alleged misrepresentation, defamation, interference with contract, intentional or negligent infliction of emotional distress, sexual harassment, negligence or wrongful discharge; or

(iv) any federal, state or local law, statute, ordinance or regulation, including but not limited to all labor and employment discrimination laws, and including specifically the Age Discrimination in Employment Act of 1987, as amended by the Older Workers Benefit Protection Act and otherwise (the “ADEA”).

(b) Acknowledgment of Waiver; Disclaimer of Benefits. Executive acknowledges and agrees that his is waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Releasees of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. Notwithstanding the foregoing, Executive further acknowledges that he is not waiving and is not being required to waive any right that cannot be waived by law, including the right to file a charge or participate in an administrative investigation or proceeding of the Equal Employment Opportunity Commission or any other government agency prohibiting waiver of such right; provided, however, that Executive hereby disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation.

(c) Mutuality. This Release is mutual, and the Company hereby releases Executive from all claims and to the same extent as described in the preceding Section 6(a).

(d) Effect of Release and Waiver. The Parties understand and intend that this Section 6 constitutes a general release of all claims except as otherwise provided in Section 6(a) above, and that no reference therein to a specific form of claim, statute or type of relief is intended to limit the scope of such general release and waiver.

(e) Waiver of Unknown Claims. The Parties expressly waive all rights afforded by any statute which limits the effect of a release with respect to unknown claims. The Parties understand the significance of their release of unknown claims and their waiver of statutory protection against a release of unknown claims.

7. Executive’s Representations and Covenants Regarding Actions. Executive represents, warrants and covenants to each of the Releasees that at no time prior to or contemporaneous with his execution of this Agreement has he knowingly engaged in any wrongful conduct against, on behalf of or as the representative or agent of the Company. Executive further represents, warrants and covenants to each of the Releasees that at no time prior to or contemporaneous with his execution of this Agreement has he filed or caused or knowingly permitted the filing or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency or other tribunal, any charge, claim or action of any kind, nature and character whatsoever (“Claim”), known or unknown, suspected or unsuspected, which he may now have or has ever had against the Releasees which is based in whole or in part on any matter referred to in Section 6(a) above. Executive hereby grants the Company his perpetual and irrevocable power of attorney with full right, power and authority to take all actions necessary to dismiss or discharge any such Claim. Executive further covenants and agrees that he will not encourage any person or entity, including but not limited to any current or former employee, officer, director or stockholder of the Company, to institute any Claim against the Releasees or any of them.

8. No Disparaging Remarks; Employment References. Executive hereby covenants to each of the Releasees and agrees that he will not, directly or indirectly, make or solicit or encourage others to make or solicit any disparaging remarks concerning the Releasees, or any of their products, services, businesses or activities. Furthermore, due to the sensitive position in the marketplace with the Company’s recently issued IPO, Executive agrees that he will not communicate with nor have any contact whatsoever (whether direct or indirect) with any third parties, including, but not limited to, investors and analysts, regarding the Company’s IPO or the Company’s stock or value, in which those subjects will be or are discussed. Executive asserts that he will take affirmative steps to avoid or absent himself from any such discussion even if he is not an active participant therein. Executive understands that his breach of this Section 8 will eliminate his entitlement to any Severance Benefits under this Agreement, including such payments already received and, with respect to payments received, Executive will be required to immediately return any such amounts requested by the Company in the event of a breach. The Parties agree that, in response to any inquiry from a prospective employer of Executive, the Company will advise such prospective employer of Executive’s starting and ending dates of employment, his job title as of the Separation Date, and will verify previous compensation only if the requesting party provides salary data for confirmation. Upon Executive’s effectuation of this Agreement, the Company’s Board of Directors and its officer members of the Company’s Executive Management Team, while in such capacities, agree that they will not, directly or indirectly, make, solicit or encourage others to make or solicit, any disparaging remarks concerning the Executive.

9. No Conflict of Interest. Executive hereby covenants and agrees that he will not, directly or indirectly, incur any obligation or commitment, or enter into any contract, agreement or understanding, whether express or implied, and whether written or oral, which would be in conflict with his obligations, covenants or agreements hereunder or which could cause any of he representations or warranties made herein to be untrue or inaccurate.

10. Assistance, Cooperation, Future Litigation.

(a) Executive’s Business Assistance and Cooperation. Executive will make himself reasonably available to assist and cooperate with the Company in connection with any internal and/or independent review of the Company’s financial policies, procedures and activities in respect of all periods during which Executive was employed by the Company.

(b) Executive’s Litigation Assistance and Cooperation. Executive acknowledges and affirms his understanding that he may be a witness in litigation, arbitrations, government or other administrative proceedings involving the Company, and/or the other Releasees. Executive hereby covenants and agrees to testify truthfully in any and all such proceedings. Executive further covenants and agrees, upon prior notice, to make himself reasonably available to and otherwise reasonably assist and cooperate with the Company and/or such other Releasees and with its or their respective attorneys and advisors in connection with any such litigation or administrative proceeding. The Company will make all reasonable efforts to insure that such assistance and cooperation will not materially interfere with Executive’s employment and business responsibilities. Executive acknowledges and agrees that the Company will pay him no compensation for the first ten (10) hours of such assistance and cooperation , but will pay him $100 for each hour therafter.

(c) Executive’s Expenses. Executive will be entitled to reimbursement of any reasonable pre-approved out-of-pocket expenses for travel, lodging, meals and other transportation incurred by him in relation to any cooperation supplied by Executive as described in this Section10, subject to the Company’s regular business expense policies and procedures.

11. Confidentiality. The Company and Executive agree that the terms and conditions of this Agreement are to be strictly confidential, except that Executive may disclose the terms and conditions to his family, attorneys, accountants, tax consultants, state and federal tax authorities or as may otherwise be required by law. The Company may disclose the terms and conditions of this Agreement as the Company deem necessary to their officers, employees, board of directors, stockholders, insurers, attorneys, accountants, state and federal tax authorities, or as may otherwise be required by law. Executive asserts that he has not discussed, and agrees that except as expressly authorized by the Company he will not discuss, this Agreement or the circumstances of his Separation with any employee of the Company, and that he will take affirmative steps to avoid or absent himself from any such discussion even if he is not an active participant therein. EXECUTIVE ACKNOWLEDGES THE SIGNIFICANCE AND MATERIALITY OF THIS PROVISION TO THIS AGREEMENT, AND HIS UNDERSTANDING THEREOF.

12. Return of Corporate Property; Conveyance of Information.

(a) Company Property. Executive represents and warrants that as of the execution date of this Agreement he has returned all property of the Company within his possession, accessibility or control, including (without limitation) all keys, access fobs, credit cards (without further use thereof), cell phones, computers, PDA’s and all other items belonging to the Company or which contain Confidential Information; and, in the case of documents, including (without limitation) all documents of any kind and in whatever medium evidenced, including (without limitation) all hard disk drive data, diskettes, microfiche, photographs, negatives, blueprints, printed materials, tape recordings, CD, DVDs and videotapes.

(b) Information. In addition to the obligation to turn over any physical embodiment of Confidential Information pursuant to Section 12(a), above, and to keep such information strictly confidential pursuant to Section 5, above, Executive agrees to make himself available from time to time at the Company’s request (during normal business hours, with reasonable prior notice) to discuss and disseminate such information and to otherwise cooperate with the Company’s efforts relating thereto.

13. Remedies. Executive hereby acknowledges and affirms that in the event of any breach by Executive of any of his covenants, agreements or obligations hereunder, monetary damages would be inadequate to compensate the Releasees or any of them. Accordingly, in addition to other remedies which may be available to the Releasees hereunder or otherwise at law or in equity, any Releasee will be entitled to specifically enforce such covenants, obligations and restrictions through injunctive and/or equitable relief, in each case without the posting of any bond or other security with respect thereto. Should any provision of this Agreement be adjudged to any extent invalid by any court or tribunal of competent jurisdiction, each provision will be deemed modified to the minimum extent necessary to render it enforceable.

14. Acknowledgment of Voluntary Agreement. Executive acknowledges that he has entered into this Agreement freely and without coercion, that he has been advised by the Company to consult with counsel of his choice, that he has had adequate opportunity to so consult, and that he has been given all time periods required by law to consider this Agreement, including but not limited to the twenty-one (21) day period required by the ADEA (the “Consideration Period”). Executive understands that he may execute this Agreement less than 21 days from its receipt from the Company, but agrees that such execution will represent his knowing waiver of such Consideration Period. Executive further acknowledges that within the 7-day period following his execution of this Agreement (the “Revocation Period”), he will have the unilateral right to revoke this Agreement, and that the Company’s obligations hereunder will become effective only upon the expiration of the Revocation Period without Executive’s revocation hereof. In order to be effective, notice of Executive’s revocation of this Agreement must be received by the Company in writing on or before the last day of the Revocation Period.

15. Complete Agreement; Inconsistencies. This Agreement and the Non-Compete Agreement and any other documents referenced herein, constitute the complete and entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersede in their entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Agreement and including the mutual covenants, agreements, acknowledgments and affirmations contained herein, is intended to constitute a complete settlement and resolution of all matters set forth in Section 6 hereof.

16. No Strict Construction. The language used in this Agreement will be deemed to be the language mutually chosen by the Parties to reflect their mutual intent, and no doctrine of strict construction will be applied against any Party.

17. No Admission of Liability. Nothing herein will be deemed or construed to represent an admission by the Company or the Releasees of any violation of law or other wrongdoing of any kind whatsoever.

18. Third Party Beneficiaries. The Releasees are intended third-party beneficiaries of this Agreement, and this Agreement may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Releasees hereunder. Except and to the extent set forth in the preceding sentence, this Agreement is not intended for the benefit of any person other than the Parties, and no such other person will be deemed to be a third party beneficiary hereof. Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director or stockholder, irrespective of any similarity between any contract, agreement, commitment or understanding between the Company and such other employee, officer, director or stockholder, on the one hand, and any contract, agreement, commitment or understanding between the Company and Executive, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director or stockholder, on the one hand, and Executive, on the other hand.

19. Tax Withholdings. Notwithstanding any other provision herein, the Company will be entitled to withhold from any amounts otherwise payable hereunder to Executive any amounts required to be withheld in respect of federal, state or local taxes.

20. Notices. All notices, consents, waivers and other communications required or permitted by this Agreement will be in writing and will be deemed given to a Party when: (a) delivered to the appropriate address by hand or overnight delivery; (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) three (3) days following mailing by certified mail, postage prepaid and return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the Party designated below (or to such other address, facsimile number, e-mail address or person as a Party may hereafter designate by written notice to the other Parties):

If to the Company:

U. S. Silica Company

Attn.: Legal Dept.

8490 Progress Drive, Suite 300

Frederick, MD 21701

Tel. 301-682-0611

Fax 301-682-0690

With a mandatory copy to:

Kirkland & Ellis LLP

Attn.: Timothy Stephenson, Esq.

655 15th Street, N. W.

Washington, DC 20005

Tel. 202-879-5144

Fax: 202-879-5200

If to Executive:

R. Dale Lynch

9648 Maymont Drive

Vienna, VA 22182

Tel. 240-529-2712

21. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement will be governed by, and construed in accordance with, the laws of the State of Maryland, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application hereto of the laws of any jurisdiction other than the State of Maryland. In furtherance of the foregoing, the internal law of the State of Maryland will control the interpretation and construction of this Agreement, even though under any other jurisdiction’s choice of law or conflict of law analysis the substantive law of some other jurisdiction may ordinarily apply.

22. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will otherwise remain in full force and effect.

23. Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed to be an original and all of which taken together will constitute one and the same agreement.

24. Successors and Assigns. The Parties’ obligations hereunder will be binding upon their successors and assigns. The Parties’ rights and the rights of the other Releasees will inure to the benefit of, and be enforceable by, any of the Parties’ and Releasees’ respective successors and assigns. The Company may assign all rights and obligations of this Agreement to any successor in interest to the assets of the Company. In the event that the Company is dissolved, all obligations of the Company under this Agreement will be provided for in accordance with applicable law.

25. Amendments and Waivers. Except with respect to any non-competition or similar post-employment restrictive covenants, which will be subject to modification by a court of competent jurisdiction pursuant to their express terms (as may be modified herein), no amendment to or waiver of this Agreement or any of its terms will be binding upon any Party unless consented to in writing by such Party.

26. Headings. The headings of the Sections and subsections of this Agreement are for purposes of convenience only, and will not be deemed to amend, modify, expand, limit or in any way affect the meaning of any of the provisions hereof.

27. Disputes. Except as set forth in this paragraph, any dispute, claim or difference arising out of this Agreement will be settled exclusively by binding arbitration in accordance with the rules of the American Arbitration Association (“AAA”). The arbitration will be held in Baltimore, Maryland unless Executive and the Company mutually agree otherwise. Nothing contained in this Section 27 will be construed to limit or preclude a Party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief to compel another party to comply with its obligations under this Agreement or any other agreement between or among the Parties during the pendency of the arbitration proceedings. Subject to the proviso in this sentence below, each Party will bear its own costs and fees of the arbitration, and the fees and expenses of the arbitrator will be borne equally by the Parties unless the arbitrator determines that any Party has acted in bad faith, in which event the arbitrator will have the discretion to require any one or more of the Parties to bear all or any portion of fees and expenses of the Parties and/or the fees and expenses of the arbitrator; provided, however, that with respect to claims that, but for this mandatory arbitration clause, could be brought against the Company under any applicable federal or state labor or employment law (“Employment Law”), the arbitrator will be granted and will be required to exercise all discretion belonging to a court of competent jurisdiction under such Employment Law to decide the dispute, whether such discretion relates to the provision of discovery, the award of any remedies or penalties, or otherwise. As to claims not relating to Employment Laws, the arbitrator will have the authority to award any remedy or relief that a Court of the State of Maryland could order or grant. The decision and award of the arbitrator will be in writing and copies thereof will be delivered to each Party. The decision and award of the arbitrator will be binding on all Parties. In rendering such decision and award, the arbitrator will not add to, subtract from or otherwise modify the provisions of this Agreement. Either Party to the arbitration may seek to have the ruling of the arbitrator entered in any court having jurisdiction thereof. Each Party agrees that it will not file suit, motion, petition or otherwise commence any legal action or proceeding for any matter which is required to be submitted to arbitration as contemplated herein except in connection with the enforcement of an award rendered by an arbitrator and except to seek the issuance of an injunction or temporary restraining order pending a final determination by the arbitrator. Upon the entry of any order dismissing or staying any action or proceeding filed contrary to the preceding sentence, the Party which filed such action or proceeding will promptly pay to the other Party the reasonable attorney’s fees, costs and expenses incurred by such other Party prior to the entry of such order. All aspects of the arbitration will be considered confidential and will not be disseminated by any Party with the exception of the ability and opportunity to prosecute its claim or assert its defense to any such claim. The arbitrator shall, upon request, issue all prescriptive orders as may be required to enforce and maintain this covenant of confidentiality during the course of the arbitration and after the conclusion of same so that the result and underlying data, information, materials and other evidence are forever withheld from public dissemination with the exception of its subpoena by a court of competent jurisdiction in an unrelated proceeding brought by a third party. This Section 27 will be construed and enforced under the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq.

28. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN

CONNECTION WITH (i) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (ii) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

IN WITNESS WHEREOF, the Parties have executed this Separation and General Release Agreement effective as of the date of the first signature affixed below or as otherwise provided in this Agreement.

READ CAREFULLY BEFORE SIGNING

I have read this Separation and General Release Agreement and have had the opportunity to consult legal counsel prior to my signing of this Agreement. I understand that by executing this Agreement I will relinquish any right or demand I may have against the Releasees or any of them.

DATED: April 16, 2012	By:	/s/ R. Dale Lynch
R. DALE LYNCH

DATED: April 20, 2012	U. S. SILICA COMPANY

	By:	/s/ James I. Manion
	Name:	James I. Manion
	Title:	General Counsel & Corporate Secretary